ASSET PURCHASE AND SALE AGREEMENT

                                     between

                     IRON MOUNTAIN RECORDS MANAGEMENT, INC.
                                    as Buyer

                         THE FORTRESS-BOSTON CORPORATION
                                       and
                         THE FORTRESS-MIAMI CORPORATION
                                   as Sellers

                                       and

                            THE FORTRESS CORPORATION
                                 as Stockholder



                               As of July 11, 1996



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                                TABLE OF CONTENTS



ARTICLE I....................................................................1
         DEFINITIONS.........................................................1


ARTICLE II...................................................................4
         SALE AND PURCHASE OF SUBJECT ASSETS.................................4


ARTICLE III..................................................................7
         REPRESENTATIONS AND WARRANTIES OF SELLERS AND STOCKHOLDER...........7


ARTICLE IV..................................................................13
         REPRESENTATIONS AND WARRANTIES OF BUYER............................13


ARTICLE V...................................................................14
         PRE-CLOSING AGREEMENTS.............................................14


ARTICLE VI..................................................................16
         CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE...............16


ARTICLE VII.................................................................19
         CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS AND STOCKHOLDER......19


ARTICLE VIII................................................................20
         THE CLOSING........................................................20


ARTICLE IX..................................................................21
         POST-CLOSING MATTERS...............................................21


ARTICLE X...................................................................24
         TERMINATION........................................................24


ARTICLE XI..................................................................26
         INDEMNIFICATION....................................................26


ARTICLE XII.................................................................30
         MISCELLANEOUS PROVISIONS...........................................30

Schedule 1.12A    Owned Tangible Assets
Schedule 3.4      Consents
Schedule 3.5      Encumbrances; Leases
Schedule 3.8      Litigation; Claims
Schedule 3.9      Permits, Licenses
Schedule 3.15     Customers Terminating/Seeking Bids
Schedule 3.17     Employee Information
Schedule 3.22     Transactions with Interested Persons
Exhibit 6.3       Noncompetition and Confidentiality Agreement
Exhibit 6.12      Opinion of Seller's Counsel
Exhibit 7.4       Opinion of Buyer's General Counsel

                        ASSET PURCHASE AND SALE AGREEMENT

         THIS AGREEMENT ("Agreement") is made as of the 11th day of July, 1996 by and between Iron Mountain Records Management, Inc., a Delaware corporation ("Buyer"), The Fortress-Boston Corporation, a Delaware corporation ("Fortress-Boston"), The Fortress-Miami Corporation, a Florida corporation ("Fortress-Miami"; together with the Fortress-Boston, the "Sellers" and each a "Seller"), and The Fortress Corporation, a Delaware corporation ("Stockholder").

                                    RECITALS

         A. Fortress-Boston is engaged in the business of providing records management and storage services in the metropolitan area of Boston, Massachusetts and Fortress-Miami is engaged in the business of providing records management and storage services in the metropolitan areas of Dade and Broward Counties, Florida, each under the trade name "Fortress".

         B. Stockholder owns all the issued and outstanding capital stock of Fortress-Boston and Fortress-Miami.

         C. Buyer desires to purchase, and Sellers desire to sell, substantially all the assets of the Business (as hereinafter defined) operated by each of them on the terms and subject to the conditions contained in this Agreement, and Stockholder, as ultimate recipient of all or a significant portion of the consideration to be paid by Buyer, is willing to confirm the representations and warranties and covenants of Sellers contained herein.

         In consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, Sellers, Stockholder and Buyer, intending to be legally bound, agree as follows:

                                   ARTICLE I
                                  DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

Section 1.1 Agreement means all or any part of this Agreement, including schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

Section 1.2 Business means the paper and magnetic media records management and storage business conducted by Fortress-Boston in metropolitan Boston, Massachusetts and the paper and magnetic media records management and storage business conducted by Fortress-Miami in metropolitan Dade and Broward Counties, Florida, each under the trade name "Fortress".

Section 1.3 Closing means the occasion upon which the transactions contemplated by this Agreement are carried out by the delivery of documents, payment of funds and other actions contemplated herein, as described in Article VIII.

Section 1.4 Closing Date shall be July 17, 1996, or such other date as the parties may agree, provided that Sellers may elect by written notice to Buyer not later than the close of business on July 15, 1996 that they elect to postpone the Closing for up to thirty (30) days in order to have additional time to obtain consents of landlords to assignment of the Leases, as required by
Section 6.4; such notice shall indicate the date to which the Closing has been postponed. In the event that Sellers select a closing date after August 1, 1996, the Effective Time shall be 12:00 a.m. in Boston, Massachusetts on August 1, 1996 and all adjustments to the Purchase Price which are affected by the Effective Time shall be made as of August 1, 1996 instead of July 1, 1996 (including, without limitation, the reference to amounts billable for the month of June, 1996) in Section 2.2A, which shall become amounts billable for the month of July, 1996

Section 1.5 Effective Time means 12:00 a.m. in Boston, Massachusetts on July 1, 1996, or August 1, 1996 in the event Sellers elect to postpone the Closing Date to a date after August 1, 1996.

Section 1.6 Encumbrances means any and all encumbrances, mortgages, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Subject Assets.

Section 1.7 Excluded Assets means (i) Sellers' cash and cash equivalents and sums in checking and depository accounts (including cash representing payments for storage or services provided after the Effective Time), (ii) Sellers' museum quality storage business and all assets related thereto, (iii) corporate records not relating to the Business, (iv) refunds of taxes and insurance premiums, (v) the names "Fortress" and "Museum Quality Storage", and variants thereof except (with respect to "Fortress") to the extent provided in Section 9.2, (vi) abatements, and (vii) Dimensional Parking Technology Corporation's containers located in the parking lot of the Hialeah, Florida Leased Space and a jig related to such containers located at the Bowen Building parking lot.

Section 1.8 Knowledge or the phrases "to the knowledge of" or "to the best of Sellers' or Stockholder's knowledge", when used in reference to either Sellers or Stockholder, means matters actually known by James N. Levis, Ladd M. Levis-Thorne, William Snyder or Denis Holler, after reasonable inquiry of subordinates who would reasonably be expected to know the information in question.

Section 1.9 Information Materials means the written information annexed to this Agreement as Schedule 3.27.

Section 1.10 Leases means: (i) the lease dated November 1, 1989, as amended March 25, 1991 and August ___, 1994 between Property Asset Management, Inc., as successor landlord, and Fortress-Miami as successor to Fortress-Fort Lauderdale, Inc., as tenant, for approximately 21,276 square feet of space at Interstate Commerce Center, N. W. 23rd Avenue, Ft. Lauderdale, Florida.

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                   (ii) the lease dated as of October 1, 1994 between Triple-A
Industries, as landlord, and Fortress-Miami as successor to The Fortress-Miami Corporation, as tenant, for approximately 41,000 square feet of space at 445-455 West 26th Street, Hialeah, Florida;

                   (iii) the lease dated October 31, 1986, as amended by instrument dated December 28, 1994, between E Street Associates, as landlord, and Fortress-Boston as successor to The Fortress-Boston Corporation, as tenant, for approximately 21,250 square feet of space at 415 E Street, Boston, Massachusetts; and

                   (iv) the sublease dated February 1, 1994, as amended by amendment dated July 1, 1994 to increase the space subject to the sublease, between Greater Boston Rehabilitation Services, Inc., as sublessor, and Stockholder, as sublessee, for approximately 39,000 square feet of space at 31 Monsignor O'Brien Highway, Cambridge, Massachusetts.

Section 1.11 Leased Space means the space occupied by Sellers pursuant to the Leases.

Section 1.12 Subject Assets means all of Sellers' assets and properties of whatever kind, character and description, and whether tangible, intangible, real, personal or mixed, and wherever located, except for the Excluded Assets. The Subject Assets include the following Tangible Assets and Interests:

         A. Tangible Assets means all tangible property used in the Business, such as inventory; computers, computer peripherals and maintenance manuals; word processors; typewriters and other business equipment; vehicles; equipment;; racking and shelving; furniture, furnishings, and office equipment; and supplies. Principal items of Tangible Assets, including vehicles, are listed on
Schedule 1.12A. The Tangible Assets also includes the land and improvements thereon located at 1630 Northeast First Avenue, Miami, Florida (the "Bowen Property").

         B. Interests means all intangible property used in the Business to the extent assignable (Buyer acknowledges that certain of such items may not be assignable by their terms or their terms may be silent as to assignability), including rights, privileges, benefits and interests under all contracts, agreements, consents, licenses and files and correspondence related thereto; computer software used in the Business (including software licensed to Seller by Infotrac); permits or certificates; agreements, leases and arrangements with respect to intangible or tangible property or interests therein; Sellers' right to occupy the Leased Space (pursuant to the Leases); confidentiality and non-competition agreements with employees and other parties, whether oral or written; consents; agreements with suppliers and customers; deposits held by contract parties, including any lease deposits; accounts receivable; all financial and operating records related to the Business; and any sales agent or sales affiliate agreements used in connection with the Business.

Section 1.13 Taxes means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Sellers, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute,


                                                                               3
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deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.

                    (ARTICLE II COMMENCES ON THE NEXT PAGE)

                                   ARTICLE II
                      SALE AND PURCHASE OF SUBJECT ASSETS

Section 2.1 Sale and Transfer. Subject to the terms and conditions set forth in this Agreement, each Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from each Seller, at the Closing, free and clear of all Encumbrances, all of the Subject Assets owned by such Seller and the Interests.

Section 2.2 Purchase Price; Assumption of Certain Obligations.

         A. Purchase Price. The Purchase Price to be paid by Buyer for all the
Subject Assets shall be (i)         plus (ii) an amount equal to ninety percent
(90%) of the face amount of Sellers' net eligible accounts receivable as of the Effective Time, plus amounts billable for services performed during the month of June, 1996 which are billed to customers on or about July 8, 1996. For purposes of this Agreement, "net eligible accounts receivable" shall mean gross accounts receivable of either Seller which are owed by customers of the Business for work performed by Sellers prior to the Effective Time minus Seller's reasonable bad debt reserve in respect of such accounts receivable.

         B. Payment of Purchase Price. The Purchase Price shall be payable to Sellers or Sellers' lenders (allocated between the Sellers as the parties shall agree) at the Closing by wire transfer or certified or bank check of immediately available funds to such account as Stockholder shall designate in writing not less than two business days prior to the Closing Date. Sellers may apply all or a portion of the Purchase Price to retire indebtedness required to obtain releases of any Encumbrances.

         C. Limited Assumption of Contracts and Obligations. Buyer shall assume no obligations or liabilities of Sellers other than the following. Buyer shall assume and perform:

                   (i) all obligations of Sellers arising or accruing after the Closing Date in respect of Sellers' contracts, agreements and arrangements with their customers providing for storage of business records at customary rates;

                   (ii) Sellers' obligations under routine contracts for goods and services (none of which are for capital expenditures) to be delivered or performed after the Closing Date;

                   (iii) Sellers' obligations under vehicle and other equipment leases listed on Schedule 3.5 which relate or are properly accruable to periods after the Closing Date; and

                   (iv) Sellers' obligations under the Leases which relate or are properly accruable to periods after the Closing Date (Buyer shall not assume Fortress-Boston's obligation with respect to past-due rent in respect of the E Street Leased Premises).

         D. Sellers to Pay Pre-Closing Expenses. Sellers shall be responsible for and pay when due all costs and expenses of operating the Business accrued or accruable prior to the Effective Time.


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

Section 2.3 Allocation. The Purchase Price shall be allocated among the Subject Assets pursuant to a written agreement between the parties which shall be negotiated and agreed upon prior to August 31, 1996 or if later, the date which is forty-five days after the Closing Date; provided that the maximum amount allocated to the Noncompetition and Confidentiality Agreements to be signed by individuals as described in Section 6.3 shall not exceed $500,000 in the aggregate; said $500,000 to be allocated among the individuals as directed by Stockholder.

Section 2.4 Sellers' Employees. Buyer shall not be obligated to offer employment to any employee of Sellers in connection with the acquisition of the Subject Assets, and such acquisition shall not grant any employee of Sellers a right of continued employment with Buyer. For a period of one year after the Closing Date, Sellers and Stockholder shall not offer conflicting employment to any person who accepts employment with Buyer. Notwithstanding the foregoing, Buyer anticipates that it will offer employment to all of Sellers' employees employed in the Business except Dennis Biddle (who will remain in the employ of Sellers), subject to further review of Sellers' operations. Buyer shall notify Sellers on or prior to the Closing Date as to any of Sellers' employees to whom Buyer does not intend to offer employment.

Section 2.5 Operations between Effective Time and Closing Date. Notwithstanding any other provision in this Agreement to the contrary, provided that the Closing occurs, operation of the Business from the Effective Time to the Closing Date will be at the risk and for the account of Buyer, except that: (i) Sellers shall be solely responsible for any injury, death or damage caused by their employees or agents during such period, and (ii) Sellers have made and shall make no capital expenditures without the consent of Buyer during such period (which shall not be unreasonably withheld). Sellers shall not be responsible for claims or causes of action covered by Sellers' liability insurance, provided that Buyer shall have been identified as an additional insured on Sellers' liability policy; Sellers shall provide a certificate of insurance to such effect. Approximately $30,000 of racking was previously ordered by Sellers; such racking has been delivered, and will be paid for by Sellers. Provided that the Closing occurs, Buyer shall be responsible for and pay when due all expenses of operating the Business accrued or accruable between the Effective Time and the Closing Date, and shall reimburse Sellers for any such costs and expenses paid by Sellers, including sales, general and administrative expenses; and Buyer shall be entitled to all revenue earned in such period. During the portion of such period after the date hereof, in addition to Sellers' obligation to conduct business in the ordinary course, Sellers shall not make any commitment for capital expenditures, and Buyer's personnel shall have the right to observe the conduct of the Business upon 24 hours' notice.

Section 2.6 Post-Closing Adjustment Date. Buyer and Sellers shall make all proration adjustments and payments arising hereunder, to the extent known, on the Closing Date. On September 17, 1996 (or if later, sixty days after the Closing Date), Buyer and Sellers shall make any additional net adjustment by payment of one to the other to effect a final adjustment in the Purchase Price. If any adjustments are at that date not determined, Buyer and Sellers shall agree in writing as to the date and method of settlement of such undetermined amounts.

Section 2.7 Prepaid Storage. Sellers shall grant to Buyer a credit against the Purchase Price equal to payments which Sellers have received prior to the Closing Date in respect of storage and services (if any) to be provided after the Effective Time.


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

Section 2.8 Earnest Money Escrow Deposit. On or prior to the date of this Agreement, Buyer, Sellers and Stockholder have executed an Earnest Money Escrow Agreement (the "Escrow Agreement") with the law firm of Warner & Stackpole LLP, as escrow agent (the "Escrow Agent"). On the date when Sellers and Stockholder have executed and delivered a copy of this Agreement to Buyer, Buyer shall deliver to the Escrow Agent an earnest money deposit in the amount of Five Hundred Thousand Dollars ($500,000) to be held and disbursed as provided therein.

Section 2.9 Certain Leased Racking. Stockholder has approximately 50,000 cubic feet of leased racking in the Hialeah Building which is leased from Eaton Financial pursuant to two leases (rack lease numbers 246828 and 268924), one of which has approximately 13 months to expiration and the other of which has approximately 15 months to expiration. In order to enable Stockholder to avoid a significant prepayment penalty, Buyer will not require Stockholder to pay off such leases and purchase the racking as of the Closing Date. Instead, Buyer will have the use of the affected racking from and after the Closing Date. Stockholder will continue making lease payments through the expiration of the leases, will purchase the racking from the lessor upon expiration of the leases, and will transfer, sell and assign the racking to Buyer promptly thereafter, for no additional consideration.



                    (ARTICLE III COMMENCES ON THE NEXT PAGE)


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

                                  ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLERS AND STOCKHOLDERES

Sellers and Stockholder jointly and severally represent and warrant to Buyer as follows as of the date hereof:

Section 3.1 Organization and Good Standing. Each of Fortress-Boston and Stockholder is (or at the Closing Date will be) a corporation duly organized and validly existing under the laws of the State of Delaware and Fortress-Miami is (or at the Closing Date will be) a corporation duly organized and validly existing under the laws of the State of Florida. Certain of Sellers and Stockholder may not be in good standing on the date hereof or the Closing Date because of failure to file certain annual reports, a list of which has been supplied to Buyer. All such annual reports and other filings necessary to place each entity in good standing will have been filed (together with payment of required fees) with the appropriate governmental agencies on or prior to the Closing Date. Sellers and Stockholder shall provide copies of good standing certificates for Fortress-Boston and Stockholder from Delaware and Massachusetts, and for Fortress-Miami from Florida, prior to August 31, 1996. Each of Sellers and Stockholder has all requisite corporate power and authority to own, operate, sell and lease its properties and to carry on its respective business as presently conducted. Each of Sellers and Stockholder has all requisite corporate power and authority to execute and deliver, and perform its corporate obligations under, this Agreement.

Each of Fortress-Boston and Stockholder is (or at the Closing Date will be) duly qualified to transact business and in good standing in the Commonwealth of Massachusetts and in each other jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be qualified, and Fortress-Miami is (or at the Closing Date will be) duly qualified to transact business and in good standing in each jurisdiction in which the nature of property owned or leased by it or the conduct of its business requires it to be qualified, except (as to each entity) where the failure to be duly qualified to transact business or in good standing would not have a material adverse effect on its business or assets.

Section 3.2 Authorization. The execution and delivery of this Agreement and performance by Sellers and Stockholder of their respective obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Sellers and Stockholder in accordance with the provisions hereof (the "Sellers' Documents") will be, duly executed and delivered on behalf of Sellers and Stockholder, by duly authorized officers of each; and this Agreement constitutes, and Sellers' Documents when executed and delivered will constitute, the valid and binding obligations of such of Sellers and Stockholder which sign such Sellers' Documents, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditors' rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 3.3 Compliance With Other Instruments. Neither the execution and delivery by Sellers and Stockholder of this Agreement and the Sellers' Documents, nor the consummation by Sellers and Stockholder of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance upon any property or asset of Sellers or Stockholder pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Sellers or Stockholder are bound, to which any of them is a party, or to which the assets of Sellers or Stockholder are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the corporate charter or by-laws of Sellers or Stockholder.

Section 3.4 No Governmental or Other Authorization Required. To the best of Sellers' knowledge, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Sellers' or Stockholder's execution and delivery of this Agreement or the consummation by Sellers and Stockholder of the transactions contemplated hereby and thereby other than (i) the consent of the landlords pursuant to the Leases and (ii) as set forth in Schedule 3.4.

Section 3.5 Title to Subject Assets; Sufficiency. Sellers have good title to all the Subject Assets; to the best of their knowledge, title to the Subject Assets is free and clear of all Encumbrances except as set forth on Schedule 3.5, which lists Encumbrances of which Sellers have knowledge and identifies leased equipment and vehicles. Neither Seller is a party to, nor are the Subject Assets subject to, any judgment, judicial order, writ, injunction or decree that materially adversely affects the Subject Assets or the use thereof by Sellers. The Subject Assets include all assets regularly used by Sellers in the operation of the Business.

Section 3.6 Contracts and Other Interests. To the best of Sellers' knowledge, all material contracts for goods and services (contracts requiring payment by Sellers of more than $500 per month) and all customer contracts in respect of Sellers' customers whose business averaged in excess of 2,000 cubic feet of storage per month for the six months ended December 31, 1995 are in full force and effect, valid and enforceable in accordance with their respective terms against the other parties thereto. Sellers have received no notice of default of either Seller under any such material contracts and customer contracts, nor, to the best of Sellers' knowledge, are material amendments pending with respect to any material contracts or customer contracts to which either Seller is a party. To the best of Sellers' knowledge, Sellers have no oral agreements with customers which require Sellers to provide storage or services at no charge or at rates significantly below the average rates for such services set forth in Sellers' written customer contracts, except for immaterial discounts and/or free services provided as incentives to certain accounts, and except for Fortress-Boston's contract with the Massachusetts Department of Employment and Training.

Section 3.7 Taxes. Sellers have filed all federal, state and local income tax returns, excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other Tax returns (including returns in respect of withholding and unemployment tax) required to be filed by either of them and has paid all taxes owing by them, including any interest and penalties thereon, except Taxes which have not yet accrued or otherwise become due for which adequate provision has been made, and except that Sellers have filed for an extension for filing of federal and state income tax returns for 1995.

Section 3.8 Litigation; Claims; Defaults. Except as set forth in Schedule 3.8, Sellers have not been served with any currently effective summons or complaint and there is no action or suit, equitable or legal, to which either Seller is a party, nor any administrative, arbitration or other proceeding pending or, to Sellers' knowledge, threatened against Sellers in respect of the Subject Assets or the Business. Except as set forth on Schedule 3.8, during the past six months Sellers have not received any material written assertions from customers of the Business to the effect that the customer's materials stored with Sellers have been lost, damaged or inappropriately destroyed or that such customer is being billed inaccurately to a material extent for storage of materials or records. Sellers are not in default with respect to any currently effective judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department and applicable to either Seller. Sellers are not charged or, to the best of Sellers' knowledge, threatened with or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation with respect to the Subject Assets or the Business.

Section 3.9 Compliance with Laws. To the best of Sellers' knowledge (i) Sellers have complied, and through the Closing will continue to comply, in all material respects with federal, state and local laws, rules and regulations applicable to the Business and the Subject Assets; and (ii) Sellers possess such certificates, authorities or permits issued by the appropriate local, state or federal regulatory agencies or bodies as are necessary to conduct the Business in all material respects. To the best of Sellers' knowledge, Schedule 3.9 lists all certificates, authorities and permits issued by local, state or federal regulatory agencies or bodies in connection with Sellers' operation of the Business. Sellers have not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit.

Section 3.10 Certain Environmental Matters. To the best of Sellers' knowledge, Sellers are operating and have operated the Business from the Leased Premises in material compliance with all applicable local, state and federal environmental laws, regulations and ordinances, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss.9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss.6901 et seq., the Clean Water Act, 33 U.S.C. ss.ss.1251 et seq., and the environmental laws and regulations of the States of Massachusetts and Florida as each such statute or regulation has been amended from time to time ("Environmental Laws and Regulations"). Sellers have not knowingly accepted for storage, and to the best of their knowledge do not store, any nitrate film or any hazardous substance or hazardous material at the Leased Premises except for de minimis amounts used in the ordinary course of business. Sellers have never knowingly caused the release from the Leased Premises of an amount of any hazardous substance or hazardous material into the environment which release would constitute a material violation of any Environmental Laws and Regulations. For purposes of this paragraph, "hazardous substance", "release" and "environment" shall have the same meanings as those terms are defined by Section 101 of CERCLA, 42 U.S.C. ss.9601, and "hazardous material" shall have the same meaning as that term is defined by Environmental Laws and Regulations. Sellers do not own, lease, rent or otherwise utilize any underground storage tanks in connection with the Business, and, to the best of Sellers' knowledge (without having conducted an investigation), there are no waste tanks, containers, cylinders, drums or cans buried, stored or deposited in or at the Leased Premises, and, the Leased Premises do not contain (i) any asbestos, (ii) any polychlorinated biphenyl (PCB) substances or (iii) any waste petroleum products.


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

Section 3.11 No Inconsistent Agreements. Sellers and Stockholder have not entered into any letter of intent, preliminary agreement or other agreement, written or oral, with any other party which would be inconsistent with the terms of this Agreement.

Section 3.12 Financial Information. Sellers have delivered to Buyer (i) separate statements of operating results of Fortress-Boston and Fortress-Miami in respect of the Business for the years ended December 31, 1994 and 1995 showing revenues, cost of sales and gross profits; (ii) consolidated statements of operating results of Sellers for the years ended December 31, 1994 and 1995 showing the same information as described in clause (i); and (iii) separate and consolidated statements of operating results of Sellers in respect of the Business for the five months ended May 31, 1996 (the "Financial Statements"). The Financial Statements are true, correct and complete in all material respects for the periods covered, prepared pursuant to generally accepted accounting principles ("GAAP") on a consistent basis, and fairly present the results of operation of the Business for the periods covered.

Section 3.13 ERISA Plans. Sellers maintain a 401(k) profit sharing retirement plan and an employee health benefit plan, neither of which shall be assumed by Buyer. Sellers do not maintain any other Employee Pension Benefit Plan or Employee Welfare Benefit Plan, as each term is defined in the Employee Retirement Income Security Act of 1974.

Section 3.14 Condition of Subject Assets. To the best of Sellers' knowledge, all the material tangible Subject Assets (i) are at present, and will be as of the Closing Date, in good operating condition to perform tasks for which they are regularly used, normal wear and tear excepted, and (ii) are, and will be on such date, in compliance with the Occupational Safety and Health Act and rules and regulations issued thereunder.

Section 3.15 Absence of Certain Changes. Except as disclosed on Schedule 3.15, since January 1, 1996, none of Sellers' customers whose business averaged in excess of 2,000 cubic feet of storage per month for the six months ended December 31, 1995 has terminated or indicated in writing an intention to terminate its business with, or reduce the volume of its business with, either Seller. Except as otherwise stated in Schedule 3.15, to the best of Sellers' knowledge Sellers have no customers whose storage business is or has within 90 days prior to the date of this Agreement been the subject of competitive bidding procedures.

Section 3.16 No Material Undisclosed Liabilities. Except as described in this Agreement or reflected in the Financial Statements, since December 31, 1995 Sellers have incurred no liability or obligation related to the operation of the Business, other than liabilities and obligations that have been incurred in the ordinary course of business consistent with past practice and are not material in the aggregate to the Business.

Section 3.17 Personnel Information. Schedule 3.17 lists the names of all full- and part-time employees of Sellers (or leased employees utilized by Sellers) who perform services for the Business and sets forth a brief job description or title and compensation for each such person. Schedule 3.17 also sets forth a list of all written and oral employment and noncompetition agreements with Sellers' employees employed in the Business.

Section 3.18 Patents, Trademarks, Etc. Except for the trade name "Fortress", which is a federally registered trade name used by Sellers, to the best of Sellers' knowledge, there are no trademarks, service marks, trade names, copyrights, patents, computer programs or programs (except for the "Infotrack" program) rights, licenses or other similar intangible property rights and interests which Sellers use in connection with the Business other than computer programs and software generally available from software retailers.

Section 3.19 Labor Relations. During the past three years there has not been, and there is not now, any strike, labor dispute, slowdown, stoppage, or other material interference with or impairment by labor of the Business pending or, to the knowledge of Sellers, threatened or contemplated against or directly affecting the Business. Sellers' employees are not represented by any labor or trade union, nor, to the best of Sellers' knowledge, has there been any attempt to organize Sellers' employees during the 180 day period prior to the date hereof.

Section 3.20 Insurance. There is in force comprehensive general liability and casualty insurance for the Subject Assets and the Business which, in the reasonable opinion of Sellers, is appropriate and adequate coverage for such assets and operations.

Section 3.21 Trade Secrets and Customer Lists. Sellers have received no written claims challenging their right to use any trade secrets, customer lists, intellectual property and operating methods required for or incident to the operation of the Business. To the best of their knowledge, Sellers are not using or in any way making use of any confidential information or trade secrets of any third party, including without limitation, a former employer of any present or past employee or Sellers.

Section 3.22 Transactions with Interested Persons. Except as set forth on
Schedule 3.22, none of Sellers' customers whose business averaged in excess of 2,000 cubic feet of storage per month for the six months ended December 31, 1995, and no supplier of the Business, or any other organization which has a material contract or arrangement (requiring payment of more than $500 per month) with the Business, is an entity (i) the majority of the capital stock of which is owned by James Levis, Ladd Levis-Thorne or William Snyder, or any owner of 5% or more of the capital stock of Stockholder, or (ii) of which any of such persons is a manager or director.

Section 3.23 Records Services and Storage Arrangements. Substantially all items received and stored by Sellers on behalf of customers are held in storage by Sellers except for items withdrawn or destroyed at the respective customer's request. The stored items for which customers are billed exist and, in all material respects, can be accounted for. Sellers average not more than one extended search (i.e., a search requiring more than one hour to locate the requested carton) per week in each of the Boston market and the South Florida market. Sellers have provided to Buyer for review all of Sellers' customer contracts.

Section 3.24 Business in Ordinary Course. From December 31, 1995 until the date hereof, the Business has been conducted in the ordinary course in accordance with past practice. Sellers have used their best efforts to maintain and service the Business, and to keep available the services of present employees and agents and maintain existing business relationships. Without limiting the generality of the foregoing, Sellers have not, since December 31, 1995

                   (i) sold, assigned, transferred or waived rights with respect to any material part of the Subject Assets (except in the ordinary course of business);

                   (ii) entered into or adopted any employee benefit plan or any employment or severance agreement, or increased in any manner the compensation or fringe benefits of their officers or employees employed in the Business (except in the ordinary course of business and consistent with past practice or pursuant to pre-existing agreements or as required by law);

                   (iii) changed their billing, accounts payable, collections or other cash management practices in respect of the Business; or

                   (iv)    agreed to take any of the foregoing actions.

Section 3.25 Filing. Sellers have filed or refiled substantially all customers' storage materials delivered to their facilities more than five business days prior to the date hereof.

Section 3.26 No Material Adverse Change. There has been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) since December 31, 1995 or in the Business, or the prospects of the Business, between December 31, 1995 and the date hereof.

Section 3.27 No Misrepresentation or Omission. No representation or warranty by Sellers or Stockholder in this Agreement, or in any certificate or other document furnished or to be furnished by Sellers or Stockholder pursuant hereto, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading to a person experienced in the business of records management. The foregoing representation as to absence of omitted material facts is made only in respect of information known to the best of Sellers' knowledge.



                     (ARTICLE IV COMMENCES ON THE NEXT PAGE)

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers and Stockholder as follows:

Section 4.1 Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer possesses all requisite corporate power and authority to own, operate and lease its properties and carry on its business, and to execute and deliver, and perform its obligations under, this Agreement. Buyer is duly qualified to transact business and in good standing in the State of Florida.

Section 4.2 Authorization. The execution and delivery of this Agreement and performance by Buyer of its obligations hereunder, and all transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action. This Agreement has been, and the other agreements and documents required to be delivered by Buyer in accordance with the provisions hereof (the "Buyer's Documents") will be, duly executed and delivered on behalf of Buyer by duly authorized officers of Buyer; and this Agreement constitutes, and Buyer's Documents when executed and delivered will constitute, the valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws from time to time in effect affecting creditor's rights generally and by legal and equitable limitations on the availability of specific remedies.

Section 4.3 Compliance with Other Instruments. Neither the execution and delivery by Buyer of this Agreement and the Buyer's Documents, nor the consummation by Buyer of the transactions contemplated hereby and thereby, will, with or without the giving of notice or passage of time, or both, be contrary to or violate, breach, or constitute a default under, or permit the termination or acceleration of maturity of, or result in the imposition of any lien, claim or encumbrance on any property or asset of Buyer pursuant to any provision of, any note, bond, indenture, mortgage, deed of trust, evidence of indebtedness or lease agreement, other agreement or instrument or any judgment, order, injunction or decree by which Buyer is bound, to which Buyer is a party, or to which the assets of Buyer are subject; nor is the effectiveness or enforceability of this Agreement or such other documents adversely affected by any provision of the certificate of incorporation or by-laws of Buyer.

Section 4.4 Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

Section 4.5 No Governmental or Other Authorization Required. No authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and Buyer's Documents or its consummation of the transactions contemplated hereby and thereby.



                     (ARTICLE V COMMENCES ON THE NEXT PAGE)

                                   ARTICLE V
                             PRE-CLOSING AGREEMENTS

Section 5.1 Access to Information and Facilities. (a) Sellers shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Sellers' or Stockholder's possession or control, subject to reasonable requirements that Buyer not interfere with the operations and activity of the Business.

                   (b) Buyer may retain consultants (including, without limitation, experts in assessment of environmental risk and experts in assessment of fire/safety hazards and compliance with fire and safety codes) to inspect and report on the Leased Premises, the cost of which shall be borne equally by Buyer and Sellers; provided that the aggregate cost thereof to Sellers shall not exceed $12,500. Such persons shall be given prompt access to the Leased Space and the Bowen Building.

Section 5.2 Confidentiality. Sellers, Stockholder and Buyer shall not use or disclose to others, or permit the use or disclosure of, any non-public information furnished by each to the other in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to their respective officers, directors, employees and representatives who need to know such information in connection with this Agreement or except to the extent that any such information may become generally available to the public other than through the actions of the parties or any other person under a duty of confidentiality.

Notwithstanding the foregoing, disclosure of such information may be made to the extent required by applicable law or regulation, judicial or regulatory process, and reviews by financial institutions which are lenders or financial advisers to either party; and such information may be used to the extent necessary as evidence in or in connection with any pending or threatened litigation relating to this Agreement or any transaction contemplated hereby.

In the event that the sale contemplated by this Agreement is not consummated for any reason, each party agrees to return to the other party all materials containing nonpublic information provided by the other immediately on request. The confidentiality obligation set forth in this Section 5.2 shall survive termination of this Agreement.

Each party agrees that the confidential information of the other party is unique and that its release or misuse may not be compensable in monetary damages and that the non-breaching party shall be entitled to seek appropriate injunctive relief therefor. In connection with any such breach, the parties waive the claim or defense that an adequate remedy exists at law or that a bond is necessary.

Section 5.3 Public Announcement. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that Buyer and/or Sellers may (a) make appropriate announcements to customers of the Business and to the trade, and (b) make a public announcement after the Closing Date to the effect that the transaction has occurred (without any information as to price or terms). Buyer and Sellers shall give each other an opportunity to review and comment upon such proposed announcements, and the parties shall agree on the content thereof prior to release. In addition, either party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities. Stockholder shall have the right to provide information concerning the transaction to its stockholders and lenders as part of normal and customary reports prepared for such persons; such disclosure may include financial information to the extent necessary for appropriate disclosure. Stockholder will consult with Buyer prior to such disclosure, and the parties shall agree on the content.

Section 5.4 Communications to Sellers' Employees. Buyer and Sellers shall mutually agree on the timing and content of a program of communications to employees of the Business in respect of the transactions contemplated hereby.

Section 5.5 Continued Efforts. Sellers shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Sellers; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Sellers; and
(c) take such steps and do such acts as may be necessary to make all of their warranties and representations true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Buyer shall use commercially reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of Buyer; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of Buyer; and (c) take such steps and do such acts as may be necessary to make all of their warranties and representations true and correct as of the Closing with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

Neither party shall be required by this section to make a payment (other than payments otherwise required under the terms of existing agreements) to obtain the consent of any third party required to carry out the transactions contemplated by this Agreement.

Section 5.6 Operation of Business Prior to Closing. From the date hereof until the Closing Date, Sellers shall conduct the Business in the ordinary course consistent with past practice, and shall use their commercially reasonable efforts to maintain and service the Business, to keep available the services of present employees and agents and to maintain existing business relationships. Without limiting the generality of the foregoing, Sellers shall not take any of the actions described in clauses (i) through (v) of Section 3.24.


                     (ARTICLE VI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE VI
              CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to purchase the Subject Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

Section 6.1 Accuracy of Representations and Performance of Seller. The representations and warranties of Sellers and Stockholder contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such date, except to the extent that such representations and warranties are updated pursuant to updated Schedules provided by Sellers or shall be incorrect as of the Closing Date because of events or changes occurring in the ordinary course of the Business or as otherwise permitted by this Agreement, none of which, singly or in the aggregate, constitutes a material adverse change; each and all of the conditions and covenants to be performed or satisfied by Sellers and/or Stockholder hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Sellers and Stockholder shall have furnished Buyer with a certificate to that effect.

Section 6.2 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened in writing or pending before any court or governmental or regulatory official or agency in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby (provided that any such suit, action or other proceeding which would not have a material effect on the transactions contemplated hereby shall not constitute a failure to satisfy this condition), and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 6.3 Noncompetition and Nondisclosure Agreement. Sellers,
Stockholder, Ladd Levis-Thorne, James Levis and William Snyder shall each have executed and delivered a Noncompetition and Confidentiality Agreement in the form of Exhibit 6.3.

Section 6.4 Leases. The Leases shall have been assigned to Buyer with the consent of the landlords.

Section 6.5 Bowen Building. Fortress-Miami shall have delivered to Buyer a deed for the Bowen Building and the parcel of land on which it is situated, conveying good and clear record and marketable title by the customary form of deed used in commercial real property transaction in Florida, and Buyer shall have received confirmation from a title insurance company that such title insurance company is prepared, upon recording of the deed and any discharges deliverable at Closing to provide title insurance equivalent to that held by Fortress-Miami, but discharging all Encumbrances created or suffered to exist by such owner. Buyer will accept the property as-is, where-is.

Section 6.6 Evidence of Corporate Approval (Sellers). Sellers shall have delivered certified copies of resolutions of their Board of Directors and Stockholder, as sole stockholder of each, pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by the secretary or assistant secretary of each as to the due election, qualification and incumbency and genuine signature of the person or persons authorized to sign this Agreement or any document, instrument or certificate to be delivered hereunder.

Section 6.7 Evidence of Corporate Approval (Stockholder). Stockholder shall have delivered certified copies of resolutions of its Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated hereby, and a certificate executed by its secretary or assistant secretary as to the due election, qualification and incumbency and genuine signature of the person or persons authorized to sign this Agreement or any document, instrument or certificate to be delivered hereunder.

Section 6.8 Corporate Existence and Good Standing. Sellers and Stockholder shall have delivered copies of their certificates of incorporation certified by the Delaware Secretary of State as of a recent date and certificates of legal existence and corporate good standing as foreign corporations from the Secretary of State and Department of Revenue, as appropriate, of the Commonwealth of Massachusetts in respect of Fortress-Boston and Stockholder and from the Secretary of State of Florida in respect of Fortress-Miami.

Section 6.9 Tax Lien Waiver. Fortress-Boston shall have applied for a tax lien waiver from the Massachusetts Department of Revenue, and the Department of Revenue shall not have indicated that any tax returns or tax payments must be filed or made prior to issuance thereof.

Section 6.10 Encumbrances. Sellers shall deliver evidence reasonably satisfactory to Buyer of the satisfaction and release of any Encumbrances affecting the Subject Assets.

Section 6.11 No Material Adverse Change. There shall have been no material adverse change in the Subject Assets (including, without limitation, loss of or damage to a material amount or part of the Subject Assets) between December 31, 1995 and the Closing Date, and no material adverse change in the Business or the prospects of the Business, between December 31, 1995 and the Closing Date (and if the Closing Date is extended by Sellers pursuant to Section 1.4, there shall have been no material adverse change in the Business, or the prospects of the Business, between May 31, 1996 and the Closing Date).

Section 6.12 Opinion of Seller's Counsel. Seller shall have delivered the opinion of Seller's counsel, Warner & Stackpole LLP, substantially in the form of Exhibit 6.12 hereto.

Section 6.13 Further Documents. Sellers shall have executed and delivered to Buyer such bills of sale, assignments and other documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments and agreements as Buyer's general counsel may reasonably request and prepare in connection therewith.

Notwithstanding any provision herein to the contrary, Buyer shall, if requested by Seller, waive the requirement of landlord consent in respect of any or all of the Leases, as provided in Section 6.4, provided that:

         (i) If the landlord of the Leased Space at (a) Interstate Commerce Center, Ft. Lauderdale, (b) West 26th Street, Hialeah, or (c) 31 Monsignor O'Brien Highway, Cambridge asserts that a lease is in default because of the assignment to Buyer without the consent of such landlord, Sellers and Stockholder shall take all reasonable steps to defend Buyer's right to continue to occupy the Leased Space in accordance with the terms of each Lease, and shall be responsible for the cost of any judgment in favor of, or settlement with, such landlord. Buyer will pay rent for any premises in accordance with the rent specified in any Lease subject to such assertion as long as it continues to occupy the space. If Buyer is required to vacate any of such premises because the assignment of the Lease to Buyer constituted a default thereunder, Buyer shall bear equally with Sellers and Stockholder the cost of relocation of storage cartons and racking systems to new space.

         (ii) If the landlord of the Leased Space at 415 E Street, Boston asserts that the lease is in default because of the assignment to Buyer without the consent of the landlord, Sellers and Stockholder shall take all reasonable steps to defend Buyer's right to continue to occupy the Leased Space and shall be responsible for the cost of any judgment in favor of, or settlement with, such landlord, provided that Sellers and Stockholder shall not be required to expend more than $25,000 in legal fees in such defense. Buyer will pay the rent as specified in the Lease as long as it continues to occupy the Leased Space. If Buyer is forced to vacate the space, Sellers and Stockholder will reimburse Buyer for the first $25,000 of relocation costs.

Buyer shall have the right to participate in any defense of its right to occupy the Leased Space, at its cost and expense.


                    (ARTICLE VII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE VII
         CONDITIONS PRECEDENT TO OBLIGATION OF SELLERS AND STOCKHOLDER

The obligation of Sellers and Stockholder to sell, assign, transfer and deliver the Subject Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by Sellers and Stockholder, subject to the satisfaction at or prior to the Closing Date of the following conditions:

Section 7.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date; each and all of the conditions and covenants to be performed or satisfied by Buyer hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and Buyer shall have furnished Sellers and Stockholder with Buyer's certificate to that effect.

Section 7.2 Approval. Buyer shall deliver certified copies of resolutions adopted by Buyer's Board of Directors pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of Buyer as to the due election, qualification and incumbency and genuine signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it.

Section 7.3 Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending.

Section 7.4 Opinion of Buyer's General Counsel. Buyer's General Counsel shall have delivered his opinion substantially in the form of Exhibit 7.4 hereto.

Section 7.5 Payment of Purchase Price. Buyer shall have paid the Purchase Price as specified in Section 2.2.

Section 7.6 Further Documents. Buyer shall have executed and delivered to Sellers such documents, instruments, agreements, and certificates as may reasonably be needed to carry out the transactions contemplated by this Agreement, including such documents, instruments, agreements as Sellers' counsel may reasonably request in connection therewith.


                    (ARTICLE VIII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE VIII
                                  THE CLOSING

Section 8.1 Closing and Closing Provisions. The Closing Date shall be July 17, 1996, or such other date as is provided herein, or such other date as the parties may agree. The Closing shall be effected by delivery of documents at the office of Warner & Stackpole, 75 State Street, Boston, Massachusetts 02109, and payment of the Purchase Price as provided herein or in such other manner and at such place as the parties may agree.

Section 8.2 Deliveries by Sellers and Stockholder. At or prior to the Closing, Sellers and Stockholder shall execute and deliver to Buyer all of the agreements, instruments, certificates and other documents designated as conditions precedent and deliveries precedent to Buyer's obligation to close under this Agreement or to carry out the transactions contemplated hereby.

Section 8.3 Deliveries by Buyer. At the Closing Buyer shall deliver to Sellers and Stockholder the Purchase Price, subject to adjustments as permitted by this Agreement, in the manner and form provided for in this Agreement, and all the certificates and other documents designated as conditions precedent and deliveries precedent to Sellers' obligation to close under this Agreement.


                       (ARTICLE IX COMMENCES ON NEXT PAGE)

                                   ARTICLE IX
                              POST-CLOSING MATTERS

Section 9.1 Records of the Business. For a period of four years following the Closing Date or for such longer period as the statute of limitations applicable to claims for taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Sellers and their representatives, at Sellers' request, access to and the right to make copies of those records and documents which report the conduct of the Business or the results thereof as may be necessary in connection with Sellers' affairs or the Business. Sellers shall reimburse Buyer for its reasonable copying costs. If Sellers notify Buyer that Sellers require retention of such records beyond four years, Sellers shall have the right to take such records or pay Buyer's customary storage charges for such post-four-year period.

Sellers shall, for at least two years after the Closing Date, retain copies of all records of the Business retained by Sellers, and shall grant access thereto to Buyer upon reasonable request.

Section 9.2 Incidental Use of "Fortress" Name. Buyer shall have the right to use the "Fortress" name and variants thereof, and any Seller logo imprinted on consumable items of the Subject Assets, such as stationery, invoices, manifests and the like so long as supplies last or such items are useful. Buyer shall not be required to discontinue the use of any cartons currently stored in the facilities or included in the Subject Assets which have the "Fortress" name or logo printed thereon. Buyer shall remove signs containing the "Fortress" name from the Leased Buildings and remove or paint over the "Fortress" name and logo on vehicles within sixty days after the Closing Date. Until such vehicle repainting, Sellers and Stockholder shall be identified as additional insureds on Buyer's auto liability insurance policy, and Buyer shall deliver to Stockholder a certificate to such effect.

Section 9.3 Removal from Certain Locations. Fortress-Boston utilizes space at its facility 99 Boston Street, Boston, Massachusetts for storage of hard copy records and tapes in connection with the Business, as well as for the operation of other businesses not included in the Subject Assets. Buyer shall remove all hard copy records (approximately 8300 cartons) from the 99 Boston Street facility within 30 days after the Closing Date, and shall remove all tape records (approximately 18,000 tapes) from such facility within 90 days after the Closing Date. In addition, Fortress-Miami utilizes space in its building at 1629 Northeast First Avenue, Miami, Florida for storage of hard copy materials and tapes in connection with the Business as well as operation of other businesses not included in the Subject Assets. Buyer shall have the right to keep the hard copy records presently on floors 4 and 8 of the Miami building and in Building A (approximately 32,000 cubic feet), and the tapes currently stored in the second-floor vault, in such locations until December 31, 1997 without payment of rent or other charges. Buyer shall remove all hard copy records currently on the sixth floor of the Miami building either (i) to locations on floors 4 and 8 of the Miami building (to the extent there are currently existing vacant racked spaces) or (ii) to locations outside the Miami building. Such sixth floor removal (approximately 10,000 cubic feet) shall be completed within 90 days after Closing.

Sellers shall reimburse Buyer at the rate of $2.00 per carton for the aggregate number of cartons of hard copy materials which Buyer must relocate from the Sellers' facilities in excess of 19,000 cartons.

Fortress-Boston stores museum-quality storage items in approximately 5,000 square feet of the Leased Premises at 31 Monsignor O'Brien Highway, Cambridge, Massachusetts. Sellers shall remove all such materials from the Leased Premises within 120 days after the Closing Date, and shall use their best efforts to remove the most valuable of such items as quickly as practicable. In addition, Sellers shall remove the Dimensional Parking Technology Corporation containers from the Hialeah property parking lot and the related jig from the Bowen Building parking lot, within 120 days after the Closing Date.

As to all relocation activities described in the preceding paragraphs, the removing party shall have access to the other party's facilities during regular business hours, and shall observe other party's reasonable work rules and security procedures. Buyer shall remove related racking and shelving from the facilities as well as the stored materials. During the relocation period, the removing party shall also have access to the materials for purposes of customer retrievals, refiles and performance of similar customer-requested services. The removing party shall not be required to pay any fees or rent for use of the space occupied by the relocation materials. The removing party shall indemnify the other party for any injury to persons or damage to property caused by the removing party's employees or agents during the course of relocation activity. Each party shall have the right to have its personnel monitor the removing party's activities when accessing or removing material in order to avoid damage or loss to its customers' stored material.

During the period when Buyer's customers' records are in Sellers' premises as permitted hereunder, Buyer shall have twenty-four hour access (including weekends and holidays) to Sellers' facilities to retrieve such records as may be requested by Buyer's customers for immediate delivery. Sellers may at their election arrange for Sellers' personnel to escort Buyer's personnel in Sellers' premises. Buyer shall observe all reasonable security and operating rules adopted by Sellers with respect to operations in Sellers' premises. In the event Buyer requires after-hours (including weekend and holidays) access more than 12 times in any twelve-month period, Buyer shall pay Fortress-Miami for each succeeding after-hours access a fee equal to Fortress-Miami's customary emergency vault access charge.

Section 9.4 Additional Financial Statements. In the event that Buyer is required by any law (including securities laws), statute, regulation or securities listing agreement to file or disclose financial information related to the Business (including audited financial information) which is in addition to information prepared by Sellers and previously delivered to Buyer, Sellers shall make available to Buyer any relevant information related to the Business or the Subject Assets not previously delivered to Buyer and otherwise cooperate with Buyer, at Buyer's expense, in preparing such information. Buyer shall provide not less than thirty days' notice to Sellers and Stockholder of its anticipated need for commencement of preparation of such information. Sellers and Stockholder shall use their reasonable efforts to cause their accounting staff and independent public accountants to assist Buyer in preparing required audits, provided that Sellers' and Stockholder's accounting staff shall not be required to devote such time thereto that their ability to provide regular financial services is materially affected. If requested by Buyer, Sellers shall use commercially reasonable efforts to obtain Sellers' auditors' consent to Buyer's use of financial statements which they have audited, or shall consent to Sellers' auditors' preparing required audits for Buyer; and Buyer shall have the right to file and disclose such information as required by any such law, statute, regulation or securities listing agreement.

Section 9.5 Tax Lien Waiver. Fortress-Boston and Stockholder shall obtain the tax lien waiver referred to in Section 6.9 prior to August 31, 1996 and shall deliver the original thereof to Buyer promptly upon obtaining it.

Section 9.6 Services of William Snyder. After the Closing Sellers shall make available to Buyer the services of William Snyder for purposes of customer communications, employee communications and consulting with respect to administration of the Business for ninety days after the Closing Date. Such services shall be without charge and shall not exceed 120 hours during the 90 day period. Seller shall not be required to make William Snyder available for more than 40 hours in each 30-day period after the Closing. Sellers and Stockholder shall not be liable or responsible for any action or decision made by William Snyder in the performance of such services unless it is undertaken in bad faith at the direction of Sellers.

Section 9.7 Services of Dennis Biddle. Sellers shall make Dennis Biddle available for up to 90 days, without charge, to Buyer as needed to complete the conversion of Fortress-Miami's operation to Infotrac. Sellers and Stockholder shall not be liable or responsible for any action taken by Dennis Biddle or for the results of his work unless it is undertaken in bad faith at the direction of Sellers.

Section 9.8 Post-Closing Storage of Sellers' Records. Buyer will store Sellers' and Stockholder's records for sixty days after the Closing Date at no charge. Thereafter, any of Sellers' or Stockholder's records stored or serviced by Buyer will be charged standard storage and service charges except as the parties may otherwise agree. All storage and service will be pursuant to the terms and conditions of Buyer's printed contract, including limitation of liability. Sellers and Stockholders may terminate storage at any time on thirty days' notice.

Section 9.9 Voice Mail System. Fortress-Miami uses a Telerad voice mail system; some elements of the system are shared by the Business and Fortress-Miami's museum quality storage business. The voice mail system is included in the Subject Assets, but Fortress-Miami shall have the right to continue to use the shared elements of the systems until September 17, 1996, by which date Fortress-Miami will have acquired separate items of equipment to substitute for the shared elements, so that both Buyer and Fortress-Miami will have stand-alone systems.

                     (ARTICLE X COMMENCES ON THE NEXT PAGE)

                                   ARTICLE X
                                  TERMINATION


Section 10.1 Termination of Agreement. The parties may terminate this Agreement as provided below:

                            (i) Buyer, Sellers and Stockholder may terminate
this Agreement by mutual written consent at any time prior to the Closing;

                            (ii) Buyer may terminate this Agreement by giving
written notice to Sellers and Stockholder on or before 1:00 p.m. on July
15, 1996 if Buyer's consultants report that remedial action is required to bring the Leased Space or the racking therein into compliance with Environmental Laws and Regulations or laws or ordinances concerning construction, fire prevention, occupancy or safety.

                            (iii) Buyer may terminate this Agreement by giving
written notice to Sellers and Stockholder at any time prior to the Closing
(A) in the event Sellers and/or Stockholder has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Sellers and Stockholder of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, or (B) if the Closing shall not have occurred on or before July 31, 1996 (or August 19, 1996 if Sellers have elected to extend the Closing Date as provided in Section 1.4), by reason of the failure of any condition precedent under Article VI hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                            (iv) Sellers and Stockholder may terminate this
Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Sellers and Stockholder have notified Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before July 31, 1996 (or August 19, 1996 if Sellers have elected to extend the Closing Date as provided in Section 1.4), by reason of the failure of any condition precedent under Article VII hereof (unless the failure results primarily from Sellers or Stockholder themselves breaching any representation, warranty, or covenant contained in this Agreement).

Section 10.2 Effect of Termination. (a) If this Agreement is terminated pursuant to Section 10.1(i), (ii) or (iii), the escrow fund held by the Escrow Agent shall be disbursed to Buyer; except that if Buyer terminates this Agreement pursuant solely to Section 10.1(ii)(B), Sellers shall be entitled to $100,000 of the escrow fund).

                   (b) If Buyer rightfully terminates this Agreement pursuant to
Section 10.1(iii), in addition to release of the funds held by the Escrow Agent, Sellers and Stockholder shall be jointly and severally liable to Buyer for liquidated damages suffered by Buyer due to Sellers' or Stockholder's breach in the amount of $500,000; provided that Sellers and Stockholder shall not be liable for liquidated damages, or other damages, if the reason for termination is (i) Sellers' inability to obtain the consent of any landlord as required by
Section 6.4, (ii) Sellers' inability to provide good title to the Bowen Property as required by Section 6.5, (iii) Sellers' inability to provide good standing certificates as provided in Section 6.8 (provided that Sellers shall provide such certificates as promptly as practicable after closing, as provided in Section 3.1), (iv) Sellers' inability to release Encumbrances in respect of the Bowen Property as provided in Section 6.10 (provided that Buyer does not hereby waive any of such conditions to closing) or (v) Buyer's determination that any representation or warranty was materially incorrect or omitted to state information material to the Business.

                   (c) If Sellers or Stockholder rightfully terminate this Agreement pursuant to Section 10.1(iv), then Seller shall be entitled to receive the funds held by the Escrow Agent under the Earnest Money Escrow Agreement as liquidated damages.

                   (d) Neither party shall be liable to the other hereunder for damages of any kind or character for breach leading to termination of this Agreement other than the liquidated damages provided in clauses (b) and (c) above.

Section 10.3 Risk of Loss. Prior to Closing the risk of loss, damage or destruction with respect to the Subject Assets shall be borne solely by Seller. If at the Closing Date the Subject Assets shall have suffered loss, damage or destruction to an extent which materially affects the value thereof, Buyer shall have the right at its election to terminate this Agreement (in which case the funds held by the Escrow Agent shall be returned to Buyer and the parties shall have no further liability to each other), or complete the transactions with such adjustment of the Purchase Price as may be agreed in good faith between Buyer and Seller in advance.


                     (ARTICLE XI COMMENCES ON THE NEXT PAGE)

                                   ARTICLE XI
                                INDEMNIFICATION

Section 11.1 General Indemnification Obligation of Sellers and Stockholder. From and after the Closing, Sellers and Stockholder jointly and severally shall reimburse, indemnify and hold harmless Buyer and its successors and assigns (each an "Indemnified Buyer Party") against and in respect of:

                   (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                         (i) any and all liabilities and obligations of Sellers
of any nature whatsoever (including liabilities for Taxes) relating to the operation of the Business prior to the Effective Time, except for those liabilities and obligations of Sellers which Buyer specifically assumes pursuant to this Agreement;

                         (ii) any and all actions, suits, claims, or legal,
administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party to the extent relating to Sellers or Stockholder or the Business in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction prior to the Closing Date of Sellers or Stockholder or any director, officer, employee, agent, representative or subcontractor of Sellers or Stockholder, except for those which Buyer specifically assumes pursuant to this Agreement; or

                         (iii) any misrepresentation, breach of warranty or
nonfulfillment of any agreement or covenant on the part of Sellers or Stockholder under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer at the Closing pursuant hereto; and

                   (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.1.

                   Notwithstanding anything herein contained to the contrary, Sellers and Stockholder shall have no obligations to Buyer under Section 11.1(a)(iii) with respect to any claim of which Buyer gives notice to Sellers or Stockholder later than the last day of the twelfth month after the Closing Date.

                   Notwithstanding any other provision herein contained, Sellers and Stockholder shall not have any indemnification obligation with respect to the first $120,000 of total claims incurred under Section 11.1 unless total aggregate claims exceed such amount, in which case the indemnification obligations of Seller shall include all liabilities incurred, without regard to the $120,000 threshold. In no event shall Seller's indemnification obligation exceed $6,000,000.

                   In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

Section 11.2 General Indemnification Obligation of Buyer. From and after the Closing, Buyer will reimburse, indemnify and hold harmless Sellers and Stockholder and their successors or assigns (an "Indemnified Seller Party") against and in respect of:

                   (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of:

                         (i) any and all liabilities and obligations of Sellers
which have been specifically assumed by Buyer pursuant to this Agreement;

                         (ii) any and all liabilities and obligations arising
from the operation of the Business after the Closing Date; or

                         (iii) any misrepresentation, breach of warranty or
non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers or Stockholder pursuant hereto or in connection with the negotiation, execution or performance of this Agreement; and

                   (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 11.2.

                   Notwithstanding anything herein contained to the contrary, Buyer shall have no obligations to Sellers or Stockholder under Section 11.2(a)(iii) with respect to any claim of which Sellers or Stockholder gives notice to Buyer later than the last day of the twelfth month after the Closing Date.

                   In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

Section 11.3 Method of Asserting Claims, Etc. In the event that any claim or demand for which Sellers or Stockholder (the "Indemnifying Party") would be liable to an Indemnified Buyer Party hereunder is asserted against or sought to be collected from an Indemnified Buyer Party by a third party, the Indemnified Buyer Party shall promptly notify Stockholder of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such claim and demand (the "Claim Notice"). Indemnifying Party shall have thirty days from the personal delivery or mailing of the Claim Notice (the "Notice Period") to notify the Indemnified Buyer Party
(A) whether or not it disputes its liability to the Indemnified Buyer Party hereunder with respect to such claim or demand and (B) notwithstanding any such dispute, whether or not it desires, at its sole cost and expense, to defend the Indemnified Buyer Party against any such claim or demand.

                   (a) If Indemnifying Party disputes its obligation to indemnify Buyer with respect to such claim or demand or the amount thereof (whether or not Indemnifying Party desires to defend the Indemnified Buyer Party against such claim or demand as provided in paragraphs (b) and (c) below), such dispute shall be resolved in accordance with Section 11.5 hereof. Pending the resolution of any dispute by Indemnifying Party of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of both Buyer and Stockholder, which consent shall not be unreasonably withheld or delayed.

                   (b) In the event that Indemnifying Party notifies the Indemnified Buyer Party within the Notice Period that it desires to defend the Indemnified Buyer Party against such claim or demand then, except as hereinafter provided, Indemnifying Party shall have the right to defend the Indemnified Buyer Party, at the Indemnifying Party's sole cost and expense, by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by it to a final conclusion in such a manner as to avoid any risk of Indemnified Buyer Party becoming subject to further liability in respect of such matter; provided, however, Indemnifying Party shall not, without the prior written consent of the Indemnified Buyer Party (which consent shall not be unreasonably withheld or delayed), consent to the entry of any judgment against the Indemnified Buyer Party or enter into any settlement or compromise which does not include, as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Buyer Party of a release, in form and substance satisfactory to the Indemnified Buyer Party, as the case may be, from all liability in respect of such claim or litigation. If any Indemnified Buyer Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

                   (c) (i) If Indemnifying Party elects not to defend the Indemnified Buyer Party against such claim or demand, whether by not giving the Indemnified Buyer Party timely notice as provided above or otherwise, then the amount of any such claim or demand as reduced to judgment or settlement, or if the same be defended by Indemnifying Party or by the Indemnified Buyer Party (but none of the Indemnified Buyer Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case, shall be conclusively deemed to be a liability of Indemnifying Party hereunder, unless Indemnifying Party shall have disputed its liability to the Indemnified Buyer Party hereunder, as provided in (a) above, in which event such dispute shall be resolved as provided in Section 11.5 hereof.

                       (ii) In the event an Indemnified Buyer Party should have a claim against Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Buyer Party shall promptly send a Claim Notice with respect to such claim to Indemnifying Party. If Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 11.5 hereof.

                   (d) All claims for indemnification by an Indemnified Seller Party under this Agreement shall be asserted and resolved under the procedures set forth above substituting in the appropriate place "Indemnified Seller Party" for "Indemnified Buyer Party", "Buyer" for "Indemnifying Party" and variations thereof.

Section 11.4 Payment. Upon the determination of liability under Section 11.3 or
11.5 hereof, the appropriate party shall pay to the other, as the case may be, within ten days after such determination, the amount of any claim for indemnification made hereunder. In the event that the indemnified party is not paid in full for any such claim pursuant to the foregoing provisions promptly after the other party's obligation to indemnify has been determined in accordance herewith, it shall have the right, notwithstanding any other rights that it may have against any other person, firm or corporation, to set off the unpaid amount of any such claim against any amounts owed by it under any agreements entered into pursuant to this Agreement. Upon the payment in full of any claim, either by setoff or otherwise, the entity making payment shall be subrogated to the rights of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

Section 11.5 Compliance with Bulk Sales Law. Buyer, Sellers and Stockholder hereby waive compliance by Sellers with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Sellers shall indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement, or (ii) any action brought or levy made as a result thereof, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

Section 11.6 Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article XI are the sole and exclusive rights and remedies available to the parties at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto.


                    (ARTICLE XII COMMENCES ON THE NEXT PAGE)

                                  ARTICLE XII
                            MISCELLANEOUS PROVISIONS

Section 12.1 Commissions. Each party represents and warrants that, except as stated in the following sentence, it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement. Sellers and Stockholder have retained the services of The Bigelow Company, Incorporated in connection with the transactions contemplated hereby, pursuant to a separate agreement. Sellers and Stockholder shall be solely responsible for fees and commissions payable to such entity.

Section 12.2 Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated by this Agreement.

Section 12.3 Headings; Schedules. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Sellers or Stockholder in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

Section 12.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

Section 12.5 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any party to this Agreement.

Section 12.6 Assignment. Except as provided in the next following paragraph, the rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the nonassigning party which consent may be withheld in such party's sole discretion.

This Agreement and all rights and obligations of Buyer hereunder may be assigned or transferred by Buyer to any 100%-owned affiliate of Buyer, in which event all instruments, documents and agreements required to be delivered to Buyer hereunder shall be delivered to and run for the benefit of such entity, and such entity (rather than Buyer) shall execute and delivery any instruments, documents or arguments required to be executed and delivered by Buyer hereunder. In the alternative, Buyer may elect to assign its rights and obligations with respect to a portion of the Business (such as the Subject Assets of Fortress-Miami) to an affiliate.

Section 12.7 Survival of Representations and Warranties. All representations, warranties, covenants and agreements shall survive the Closing until the end of the twelfth month after the Closing Date, except for ongoing agreements to indemnify the other party for post-Closing actions.

Section 12.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by telecopier (with notice of receipt), or if served personally on the party to whom notice is to be given; or if delivered by overnight private carrier, on the date of delivery; or on the third day after mailing if mailed to the party to whom notice is to be given by first class mail, certified, postage prepaid, and properly addressed as following:

To Seller:
         The Fortress Corporation
         One Design Center Place
         Suite 715
         Boston, Massachusetts  02210-2313
         Attn:  James Levis
         Telecopier:  (617) 790-3077

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

         Robert W. Holmes, Jr., Esq.
         Warner & Stackpole LLP
         75 State Street
         Boston, Massachusetts  02109
         Telecopier:  (617) 951-9151

To Buyer:
         Iron Mountain Records Management, Inc.
         745 Atlantic Avenue
         10th Floor
         Boston, Massachusetts  02111-2735
         Attention: David S. Wendell
         Telecopier:  (617) 350-7881

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

         Garry B. Watzke, Esq.
         745 Atlantic Avenue
         10th Floor
         Boston, Massachusetts  02111-2735
         Telecopier:  (617) 350-7881

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set for above.

Section 12.9 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the Commonwealth of Massachusetts (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies. The parties agree that all disputes arising under this Agreement shall be settled through arbitration procedures as described in Section 11.5.

Section 12.10 Expenses of Enforcement. If either party initiates an action to enforce a provision of this Agreement or any agreement, instrument or document made or delivered at Closing in connection herewith, or for damages by reason of an alleged breach of any provision, the prevailing party shall be entitled to receive from the other party all costs and expenses, including, without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

Section 12.11 Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

Section 12.12 Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

Section 12.13 Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

Section 12.14 Taxes. The party upon whom state law imposes the economic burden thereof shall pay any Massachusetts or Florida sales taxes imposed on the transaction. Buyer and Seller shall each pay its portion prorated as of the Effective Time of state and local ad valorem taxes on the Business.

Section 12.15 Disclosure. No representation or warranty made by either party in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not misleading.

Section 12.16 Entire Agreement, Amendments and Waivers. This Agreement, together with all Exhibits and Schedules hereto, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties (including the letter of intent dated July 3, 1996), and there are no representations, warranties or other agreements among the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby. No supplement, modification or wavier of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

The Fortress Corporation                  Iron Mountain Records Management, Inc.

By /s/                                    By /s/
   -----------------------------------    -----------------------------------
   James N. Levis                         C. Richard Reese
   Chief Executive Officer                Chairman

The Fortress-Boston Corporation


By /s/
   -----------------------------------
   James N. Levis
   Chief Executive Officer


The Fortress-Miami Corporation



By /s/
   -----------------------------------
   James N. Levis
   Chief Executive Officer


The Fortress Corporation-Fort Lauderdale, Inc. hereby joins this Agreement for purposes of confirming its agreement to assign and transfer to Buyer its interest as tenant in the building at Interstate Commerce Center, Ft. Lauderdale, Florida, which is its only assets.

                                The Fortress Corporation-Fort Lauderdale, Inc.


                                By /s/
                                   ----------------------------------------